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HELP SAVE OUR BANK FOR OUR SHAREHOLDERS

VOTE THE GREEN PROXY CARD TODAY

March [], 2004

Dear Fellow BCB Shareholder:

        As we mentioned in our letter dated March 10, 2004, The Committee For Sound Corporate Governance has decided to run an alternative slate of directors.

        This decision did not come easy. But after our numerous attempts to remedy the poor corporate governance practices of "The Group of Ten" were ignored, and our efforts to prevent the Board from becoming "stacked" with directors who refuse to consider matters of importance to shareholders fell on deaf ears, we had to take action. WE HAD NO CHOICE!!!! We owed you, our shareholders, our loyal employees and our community, the opportunity to support a responsive Board of Directors who will be committed to good corporate governance practices.

DON'T LET THE GROUP OF TEN IGNORE YOU!!!!

GOOD CORPORATE GOVERNANCE PRACTICES PROTECT
YOUR SHAREHOLDER RIGHTS!

        For some time now, the BCB Board of Directors has lost its solidarity and has been divided into two factions—8 for us, 10 for them.

        In addition, we have been increasingly concerned with the way "Group of Ten" has been pushing their policies through the Board. They have refused to bring to the full Board matters that are critical to shareholders.

        We worked very hard in an attempt to make things better; but things only got worse:

  •
  The roots of the division among the members of the Board trace back to the need for additional capital confronted by BCB in the early Fall of 2003. Four members of the "Group of Ten" met with banking regulators and presented a plan to address the regulators' expectations regarding BCB's capital. The plan involved a $3 million commitment of additional capital from members of the Board, including the three management executive officers who are part of the "Group of Ten."

  •
  This contemplated private offering to the Board and executive management would have had the effect of increasing the concentration of the directors' and management's ownership interests in BCB without offering the same opportunity to all shareholders, as had previously occurred.

  •
  Prior to finalizing plans for the private offering, officials from another local financial institution approached a member of the Company's Board, one of our nominees, to suggest a discussion about the possible synergies that could result from a combination of the two institutions.

  •
  In the exclusive offering the "Group of Ten" contemplated, the directors and management executive officers would have paid less per share than the price that the other local financial institution was willing to pay to all of the shareholders for BCB's stock.

  •
  When members of the Committee for Sound Corporate Governance suggested that the Board should at least listen to other institution's offer, the "Group of Ten" didn't want to hear any more. At the Board meetings that followed, the "Group of Ten" refused to listen to terms of an offer that could have involved a higher stock price for all of the Company's shareholders.

  •
  Last month, without any notice, the "Group of Ten" decided to shrink the Board from 18 to 14 members. In making their decision they decided not to re-nominate four original directors of

    BCB, directors who have a long history of contributing not only to our community but also to the large success of our organization—Bayonne Community Bank.

The "Group of Ten" voted to remove:

  —H. Mickey McCabe, the bank's founding Chairman, extremely well respected owner/operator of the McCabe Ambulance Company, local community activist.
  Mickey is a lifelong Bayonne resident!

  —Dr. Gary Maita, BCB's former Vice-Chairman, local practicing dentist, former President of the Bayonne Board of Education and current board of education secretary. Gary is an Eagle Scout, active in local scout activities as well as numerous other organizations including UNICO.
  Gary is a lifelong resident of Bayonne!

  —Robert (Bob) Doria, C.P.A. former chairman of BCB's budget and audit committees, presently Chamber of Commerce president, past president of Unico National, partner in the firm of Donohue, Gironda and Doria, Certified Public Accountants.
  Bob is a lifelong Bayonne resident!

  —John Hughes, J.D., former BCB chief counsel, highly respected partner of Hughes & Finnerty law firm, Council Commissioner for the Northern New Jersey Council, Boy Scouts of America, member of the Knights of Columbus and Bayonne Scout Endowment trustee.
  John is a lifelong resident of Bayonne!

        Why did the "Group of Ten" deliberately act in this manner? Did they unilaterally remove the bank's founding chairman, vice-chairman, budget and audit committee chairman and chief attorney because they were not capable? We all know that Bob Doria, C.P.A., John Hughes, J.D., Dr. Gary Maita, and Mickey McCabe are extremely capable gentlemen and proven leaders; therefore we ask, "WHY??"

        Is it because the "Group of Ten" didn't want individuals who would stand up to the majority? We believe they wanted directors who would move in lock-step with their every move, whether or not it was in the best interests of the shareholders. They wanted rubber stamps.

NOW THE DECK WAS GOING TO BE STACKED 10 TO 4.

        Four Bayonne residents, Donald Cymbor, Phyllis Garelick, Kenneth Poesl and Joseph Tagliareni had to decide whether they were going to be part of a rubber stamp Board that not only didn't believe in open and frank discussion but also wouldn't listen to reason. These four directors made what should have been a difficult decision an easy one—they decided to stand up, be counted and join Bob Doria, John Hughes, Gary Maita and Mickey McCabe, who believe that our shareholders deserve better representation.

        We believe that the Bank, the Shareholders, the Employees and the Community deserve a Board comprised of individuals who comprehend fiduciary responsibility and value shareholders.

The Committee for Sound Corporate Governance wants a return to trust.

        Proudly, we have named Susan Ferraro and Ginger Kemp as additional nominees for election as directors, and added Michael Masone, Mark Smith and Henry Sanchez as additional members of our Committee supporting our election. All are well-known community leaders who share our philosophy.

        Our mission is simple and our message is clear—We wish to protect the trust placed in us by you the shareholder.

When we founded Bayonne Community Bank it was a matter of trust.
It's still a matter of trust.

PLEASE DO NOT VOTE ANY WHITE PROXY CARDS.

PLEASE VOTE OUR GREEN PROXY CARDS.

        Detailed information regarding the Committee and our solicitation is contained in the Committee's proxy statement, which we urge you to review.

        Thank you for your time and consideration. If you have any questions or need any assistance voting your GREEN proxy card or require another green proxy card or another copy of our proxy statement, please contact our proxy solicitor, MacKenzie Partners, Inc., toll-free at 800-322-2885

        Sincerely,

        NAMES/SIGNATURE PAGE

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HELP SAVE OUR BANK FOR OUR SHAREHOLDERS VOTE THE GREEN PROXY CARD TODAY
NOW THE DECK WAS GOING TO BE STACKED 10 TO 4.
The Committee for Sound Corporate Governance wants a return to trust.